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                                                                   EXHIBIT 99.4


                Hewlett-Packard Erste Vermogensverwaltungs- und


                         Beteiligungsgesellschaft mbH


                           an indirect subsidiary of

                            Hewlett-Packard Company

                               Offer to Exchange
                         Each Outstanding Common Share

                                      of

                                  Indigo N.V.

                                  for either:

   $7.50, subject to adjustment, in common stock of Hewlett-Packard Company

                                      or

 $6.00, subject to adjustment, in common stock of Hewlett-Packard Company and one non-transferable contingent value right


      The exchange offer and withdrawal rights will expire at 12:00 noon, New
               York City time, on March 21, 2002, unless extended.


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To Our Clients:


   Enclosed for your consideration are the Prospectus, dated February 14, 2002, as may from time to time be amended, supplemented or finalized (the "Prospectus"), and the related Election Form/Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Exchange Offer") in connection with the Exchange Offer by Hewlett-Packard Erste Vermogensverwaltungs- und Beteiligungsgesellschaft mbH, a German corporation ("Newco") and an indirect subsidiary of Hewlett-Packard Company, a Delaware corporation ("HP"), to exchange each outstanding common share, par value ML 0.04 per share ("Shares") of Indigo N.V., a corporation organized under the laws of The Netherlands ("Indigo"), for either (i) a fixed offer price, which consists of shares of HP common stock, as described in the Prospectus (the "Fixed Offer Price Election"), or (ii) a contingent offer price, which consists of shares of HP common stock and one non-transferable contingent value right, as described in the Prospectus (the "Contingent Offer Price Election"), upon the terms and subject to the conditions set forth in the Prospectus and in the related Election Form/Letter of Transmittal (the fixed offer price and contingent offer price collectively, the "Share Consideration"). The Exchange Offer will be made through Newco; references in this Letter to HP shall mean HP and Newco, as appropriate.



   We are (or our nominee is) the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Election Form/Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.


   Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account and whether you elect to receive the Fixed Offer Price Election or the Contingent Offer Price Election for such Shares, upon the terms and subject to the conditions set forth in the Prospectus. Your attention is invited to the following:

   Neither HP nor Indigo makes any recommendation as to whether Indigo shareholders should elect the Fixed Offer Price Election or the Contingent Offer Price Election pursuant to the Exchange Offer.

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   1.  The Exchange Offer is being made by Newco for all outstanding Shares pursuant to an Offer Agreement, dated September 6, 2001, by and between HP and Indigo (the "Offer Agreement").



   2. Subject to the allocation mechanism and limitations set forth in the Election Form/Letter of Transmittal and in the Prospectus, each tendered Share will be exchanged for either (1) the fixed offer price consisting of $7.50 in HP common stock, subject to adjustment, as described in the Prospectus, or (2) the contingent offer price consisting of (A) $6.00 in HP common stock, subject to adjustment, plus (B) one non-transferable contingent value right (each, a "CVR"), as described in the Prospectus. Each CVR will entitle its holder to a contingent cash payment from Subsidiary of up to $4.50 if HP's revenues related to digital press products that utilize Indigo's technology, as further described in the Prospectus, reach specified revenue milestones over a three-year period, which will begin after completion of the Exchange Offer, as described in more detail in the Prospectus. The amount paid under each CVR increases linearly from $0 to $4.50 as such cumulative revenues increase from $1.0 billion to $1.6 billion during the three-year period. No payment will be made under the CVR if the cumulative revenue is less than or equal to $1.0 billion. No payment in excess of $4.50 will be made under the CVR if the cumulative revenue is greater than $1.6 billion. HP will guarantee the contingent payment obligations of Subsidiary under the CVRs.


   3. The number of shares of HP common stock to be issued in each case will be determined by dividing $7.50 or $6.00, as the case may be, by the average closing sales price of HP common stock on the New York Stock Exchange during the twenty consecutive trading days ending on the third trading day prior to the date on which Subsidiary initially accepts for payment Shares tendered into the Exchange Offer. However, the average trading price to be used in such calculation shall not be less than $16.69 or more than $23.68.

   4. The total number of Shares that may be exchanged for each of the Fixed Offer Price Election and the Contingent Offer Price Election described above is limited, as described in more detail in the Prospectus and the Offer Agreement. If either election is oversubscribed, holders of Shares who have tendered such Shares into the Exchange Offer will be subject to allocation to comply with the ceiling on the number of Shares associated with each election as described in the Offer Agreement. The allocation mechanism is complex and not easily summarized. This Letter may not contain all of the information that is important to you. Accordingly, we urge you to read carefully the Prospectus and the Offer Agreement in their entirety.

   5. No fractional shares of HP common stock will be issued in connection with the Exchange Offer. Instead, each tendering holder of Shares who would otherwise be entitled to receive a fraction of a share of HP common stock in the Exchange Offer (after aggregating all fractional shares of HP common stock that otherwise would be received by such holder) will receive cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the closing price of one share of HP common stock, as reported on the New York Stock Exchange, on the first date that Newco accepts Shares for exchange in the Exchange Offer.


   6. The election procedures and the limited availability of Share Consideration are further described in the Prospectus under "The Exchange Offer--Election Procedures" and "The Exchange Offer--Limited Availability of the Fixed Offer Price and Contingent Offer Price" and all elections are subject to compliance with such procedures.


   7. Tendering shareholders must elect to exchange all of the Shares that they are tendering for one consideration alternative. To the extent that such tendering shareholder validly tenders their Shares but does not indicate in the Election Form/Letter of Transmittal whether they elect the fixed offer price or the contingent offer price, such shareholder will be deemed to have elected to receive the fixed offer price for all the Shares that they tendered, subject to the allocation mechanism described in the Prospectus.



   8. The Exchange Offer and withdrawal rights expire at 12:00 noon, New York City time, on March 21, 2002, unless extended.


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   9.  The obligation of Newco to accept for exchange, and to deliver a combination of shares of HP common stock and CVRs in exchange for, Shares pursuant to the Exchange Offer is subject to the satisfaction or, where, permissible, the waiver of the conditions set forth in the Offer Agreement, as summarized in the Prospectus under "The Offer Agreement--Conditions to the Exchange Offer," including the minimum tender condition that the number of Shares validly tendered and not properly withdrawn, when added to the shares owned by HP, constitutes at least 95% of the outstanding Shares (including that number of Shares issuable upon the exercise of Indigo warrants, other than those warrants held by HP or any of its subsidiaries or certain principal shareholders of Indigo).


   10. The management board, the supervisory board and the combined board of Indigo have separately and unanimously approved the Offer Agreement and the transactions contemplated thereby, including the Exchange Offer, in all respects, determined that the Offer Agreement and the transactions contemplated thereby, including the Exchange Offer, are at a price and on terms that are fair to, and in the best interests of, Indigo and its shareholders, and recommend that Indigo shareholders accept the Exchange Offer and tender their shares pursuant to the Exchange Offer. See "Special Factors--Indigo's Purposes and Reasons for the Exchange Offer;--Indigo's Belief Regarding the Fairness of the Exchange Offer--and Recommendation of the Indigo Boards."

   11. The Offer Agreement provides that following completion of the Exchange Offer, HP may effectuate a corporate restructuring of Indigo and its subsidiaries. Possible forms of this post-closing restructuring are discussed in the Prospectus.

   12. The receipt of shares of HP common stock and CVRs in exchange for common shares of Indigo pursuant to the Exchange Offer will be a taxable transaction for United States federal income tax purposes. The tax consequences to holders of Shares will vary depending upon, among other things, which election is made. For information as to the United States federal income tax consequences of an election, see "Special Factors--Effects of the Exchange Offer; Plans or Proposals after the Exchange Offer--United States Federal Income Tax Consequences of the Exchange Offer" in the Prospectus.


   13. Tendering holders of Shares, who own their shares through a broker, bank or nominee who tenders the Shares on the holders' behalf, may be obligated to pay brokerage fees or commissions on the exchange of Shares pursuant to the Exchange Offer. United States federal backup tax withholding at a rate of 30% may be required with respect to cash received in lieu of fractional shares of HP common stock or upon a payment, if any, under the CVRs, unless an exemption is available or unless the required tax identification information is provided. The backup withholding rate is scheduled to be reduced over time to 29% in 2005. See Instruction A(8) of the Election Form/Letter of Transmittal.



   14. Notwithstanding any other provision of the Exchange Offer, payment for Shares accepted for payment pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Shares or, if such Shares are held in book-entry form, timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the account of the Exchange Agent at The Depository Trust Company; (ii) a properly completed and duly executed Election Form/Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message (as defined in the Prospectus)); and (iii) any other documents required by the Election Form/Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Exchange Agent. Under no circumstances will interest be paid on the Share Consideration, regardless of any extension of the Exchange Offer or any delay in making such payment.



   The Exchange Offer is being made only by the Prospectus and the related Election Form/Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of the Shares. The Exchange Offer will not be made to (and tenders will not be accepted from or on behalf of) tendering holders of


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Shares in any jurisdiction where the making of the Exchange Offer is prohibited by administrative or judicial action pursuant to any state statute.

   If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration time (as defined in "The Exchange Offer--Timing of the Exchange Offer" in the Prospectus).


   The Exchange Offer is not being made in or into Israel and will not be capable of acceptance in Israel, except to certain persons referred to in
Section 15A(B)(1) of the Securities Law, 5728-1968, of Israel and listed in Appendix One thereto (which includes certain mutual, provident and venture capital funds, banks, insurers, portfolio managers, investment advisors, stock exchange members, underwriters and certain corporations controlled by any of the above). Should you receive the prospectus in Israel and you are not a person referred to above, the prospectus does not constitute an offer to you to sell, or a solicitation from you of an offer to purchase, the securities offered by the prospectus or an invitation or solicitation to tender your Shares. In such event, it is provided for your information only. An Election Form/Letter of Transmittal contained in an envelope postmarked in Israel, requesting the HP Common Stock or CVRs to be delivered to an address in Israel, signed or signature guaranteed in Israel or otherwise appearing to HP or its agents to have been sent from Israel, will not constitute a valid acceptance of the Exchange Offer, unless you truthfully and accurately make the representation and warranty set forth in Box D. See Instruction C to the Election Form/Letter of Transmittal.


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                   (Not to be used for Signature Guarantees)


     The undersigned acknowledge(s) receipt of your letter, the enclosed Prospectus, dated February 14, 2002, as may from time to time be amended, supplemented or finalized (the "Prospectus"), and the related Election Form/Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Exchange Offer") in connection with the Exchange Offer by Hewlett-Packard Erste Vermogensverwaltungs-und Beteiligungsgesellschaft mbH, a German corporation ("Newco") and an indirect subsidiary of Hewlett-Packard Company, a Delaware corporation ("HP"), to purchase each outstanding common share, par value NLG 0.04 per share ("Shares"), of Indigo N.V., a corporation organized under the laws of The Netherlands ("Indigo"), for either (i) a fixed offer price, which consists of shares of HP common stock, as described in the Prospectus (the "Fixed Offer Price Election"), or (ii) a contingent offer price, which consists of shares of HP common stock and one non-transferable contingent value right, as described in the Prospectus (the "Contingent Offer Price Election"), upon the terms and subject to the conditions set forth in the Prospectus and in the related Election Form/Letter of Transmittal. The Exchange Offer will be made through Newco.



     This will instruct you to tender to Newco the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, in accordance with my consideration election indicated below and upon the terms and subject to the conditions set forth in the Exchange Offer.


                                                       SIGN HERE

     Number of Shares to Be Tendered:*____   ------------------------------
                                                      Signature(s)
     CONSIDERATION ELECTION

     CHECK ONLY ONE OF THE BOXES BELOW.You   ------------------------------
     may elect only one of the Fixed Offer          Printed Name(s)
     PriceElection or the Contingent Offer
     Price Election asto all of the Indigo
     Shares that you are tendering.**

     [_] the fixed offer price, as described
         in the Prospectus, or

     [_] the contingent offer price, as
         described in the Prospectus.

     Account No.: ________________________   ------------------------------
                                                      Address(es)

     Dated: ______________________________   ------------------------------
                                             Area Code and Telephone Number

                                             ------------------------------
                                             Taxpayer Identification Number

  * Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

  ** Subject to the allocation mechanism and the limitations set forth in the Prospectus, to the extent that you do not indicate whether you elect to receive the fixed offer price or the contingent offer price with respect to your Shares, you will be deemed to have elected to receive the fixed offer price for such Shares. This election is being made in accordance with the section of the Prospectus entitled "The Exchange Offer--Election Procedures" and the "Instructions for Making Consideration Elections" contained in the Election Form/Letter of Transmittal.



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